Exhibit 3.1

Canada Business Corporations Act (CBCA)

FORM 7

RESTATED ARTICLES OF INCORPORATION

(Section 180)

1 - Corporate name

Bausch + Lomb Corporation

2 - Corporation number 1227928-2

3 – The province or territory in Canada where the registered office is situated (do not indicate the full address)

British Columbia

4 – The classes and any maximum number of shares that the corporation is authorized to issue

See attached Schedule A.

5 – Restrictions, if any, on share transfers

None.

6 – Minimum and Maximum number of directors (for a fixed number of directors, indicate the same number in both boxes)

Minimum number	3	Maximum number	15

7 – Restrictions, if any, on the business the corporation may carry on

None.

8 – Other provisions, if any

The directors may appoint from time to time one or more additional directors within the limits provided in the Canada Business Corporations Act.

9 – Declaration

I hereby certify that I am a director or authorized officer of the corporation and that these restated articles of incorporation correctly set out, without substantive change, the corresponding provisions of the articles of incorporation as amended and supersede the original articles of incorporation.

Signature:
Print name:	Telephone number:

Note:  Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or to both (subsection 250(1) of the CBCA).

SCHEDULE

The Articles of Bausch + Lomb Corporation (the “Corporation”) are amended as follows:

1.	The provisions relating to the authorized share capital of the Corporation as provided for in the articles of the Corporation are amended as follows:

a)	by creating an unlimited number of Common Shares;

b)

by converting all of the currently issued and outstanding shares into Common Shares in the capital of the Corporation on the basis of one (1) Common Share for each share (rounded down to the nearest whole number) (the “Conversion”);

c)	by creating an unlimited number of Preferred Shares issuable in one or more series; and

d)

by repealing the current share capital of the Corporation as set forth in the articles of the Corporation and replacing same with Schedule A attached to these articles of amendment, such that upon the issuance of a Certificate of Amendment in respect of these articles of amendment, the Corporation will be authorized to issue an unlimited number of Common Shares and an unlimited number of Preferred Shares issuable in one or more series, having the rights, privileges, restrictions and conditions substantially as described in Schedule A attached hereto.

2.	By repealing the Schedule pertaining to the Restrictions on Share Transfers set forth in Section 4 of the articles of the Corporation and replacing same by the following provision:

“None”

3.	By repealing the Schedule pertaining to Other Provisions set forth in Section 7 of the articles and replacing same with the following provision:

“The directors may appoint from time to time one or more additional directors within the limits provided in the Canada Business Corporations Act”

4.	By amending the minimum and maximum number of directors provided in Section 5 of the articles of the Corporation and replacing same by the following:

Minimum: 3

Maximum: 15

SCHEDULE A

AUTHORIZED SHARE CAPITAL

The shares of Bausch + Lomb Corporation (the “Corporation”) shall consist of an unlimited number of Common Shares and an unlimited number of Preferred Shares issuable in series. The rights, privileges, restrictions and conditions attaching to each class of shares of the Corporation are as follows:

COMMON SHARES

1.	Voting Rights

Each holder of Common Shares shall be entitled to receive notice of, attend and vote (in person or by proxy) at all meetings of shareholders of the Corporation, except meetings at which only holders of another class or of a particular series shall have the right to vote. At each such meeting, each Common Share shall entitle the holder thereof to one vote.

2.	Dividends

The holders of the Common Shares shall be entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to receive dividends and any amount payable on any distribution of assets constituting a return of capital as the board of directors of the Corporation may determine from time to time in their absolute discretion.

3.	Liquidation, Dissolution or Winding-up

The holders of the Common Shares shall be entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to receive the remaining property and assets of the Corporation on a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or on any other return of capital or distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs.

PREFERRED SHARES

Directors’ Authority to Issue in One or More Series

The directors of the Corporation may issue the Preferred Shares at any time and from time to time in one or more series.

Terms of Each Series

Before the first shares of a particular series are issued, the board of directors of the Corporation shall determine, subject to any limitations set out in the articles, the designation, rights, privileges, restrictions and conditions attaching to the shares of such series including, without limitation,

(a) the maximum number of shares of that series that the Company is authorized to issue, determine that there is no such maximum number, or alter any such determination;

(b) the special rights or restrictions to be attached to the shares of any of those series of Preferred Shares or alter any special rights or restrictions attached to those shares, including, but without limiting or restricting the generality of the foregoing, special rights or restrictions with respect to:

(i)

the rate, amount, method of calculation and payment of any dividends, whether cumulative, partly cumulative or noncumulative, and whether such rate, amount, method of calculation or payment is subject to change or adjustment in the future;

(ii)

the date or dates and place or places of payment thereof and the date or dates from which such preferential dividends shall accrue, the rights of redemption (if any) and the redemption price and other terms and conditions of redemption;

(iii)

the rights of retraction (if any) and the prices and other terms and conditions of any rights of retraction and whether any additional rights of retraction may be provided to such holders in the future;

(ii)	the voting rights and the conversion or exchange rights (if any) and any sinking fund; and or purchase fund; and

(v)	any other special rights or restrictions, not inconsistent with these share provisions, attaching to such series of Preferred Shares.

First Shares of Each Series

Before the issue of the first shares of a series, the board of directors of the Corporation shall send to the Director (as defined in the Canada Business Corporations Act) articles of amendment containing a description of such series including the designations, rights, privileges, restrictions and conditions determined by the directors.

Ranking of Preferred Shares

No rights, privileges, restrictions or conditions attaching to a series of Preferred Shares shall confer upon a series a priority over any other series of Preferred Shares in respect of the payment of dividends or any distribution of assets or return of capital in the event of the liquidation, dissolution or winding up of the Corporation.

The Preferred Shares of each series shall rank on a parity with the Preferred Shares of every other series with respect to priority in the payment of dividends, the return of capital and in the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

Priority

Holders of Preferred Shares will be entitled to preference with respect to payment of dividends over the Common Shares and any other shares ranking junior to the Preferred Shares with respect to payment of dividends.

Class Rights and Restrictions

(a) If any cumulative dividends or declared non-cumulative dividends or amounts payable on a return of capital in the event of the liquidation, dissolution or winding up of the Corporation in respect of a series of Preferred Shares are not paid in full, the holders of the Preferred Shares will be entitled to preference over the Common Shares and any other shares ranking junior to the Preferred Shares with respect to the repayment of capital paid up on and the payment of unpaid dividends accrued on the Preferred Shares.

(b) The Preferred Shares may also be given such other preferences over the Common Shares and any other shares ranking junior to the Preferred Shares as may be fixed by the board of directors of the Corporation as to the respective series authorized to be issued.

Voting Rights

Except as hereinafter referred to or as otherwise provided by law or in accordance with any voting rights which may from time to time be attached to any series of Preferred Shares, the holders of the Preferred Shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

Conversion Right

The Preferred Shares of any series may be made convertible into or exchangeable for any other class of shares of the Corporation.

Variation of Rights

The provisions attaching to the Preferred Shares as a class may be amended or repealed at any time with such approval as may then be required by law to be given by the holders of the Preferred Shares as a class.